Filed pursuant to Rule 433
Registration File No. 333-161915
Supplementing the Preliminary
Prospectus Supplement dated
September 15, 2009 and the
Prospectus dated September 15, 2009
Newmont Mining Corporation
Final Term Sheet
September 15, 2009

Issuer:	Newmont Mining Corporation

Guarantor:	Newmont USA Limited

Size:	$1,100,000,000

Maturity:	October 1, 2039

Coupon (Interest Rate):	6.250% per annum from April 1, 2010

Yield to Maturity:	6.339%

Spread to Benchmark Treasury:	+210 basis points

Benchmark Treasury:	4.250% due May 15, 2039

Benchmark Treasury Price and Yield:	100-05+ and 4.239%

Interest Payment Dates:	October 1 and April 1, beginning April 1, 2010

Redemption Provision:	Make-Whole Call: US Treasury + 35 basis points

Price to Public:	98.808%

Settlement Date:	September 18, 2009

Anticipated Ratings:	Baa2/ BBB+

CUSIP:	651639 AM8

ISIN:	US651639AM86

Joint Book-Running Managers:	Deutsche Bank Securities Inc. UBS Securities LLC

Senior Co-Managers:	J.P. Morgan Securities Inc. RBS Securities Inc Scotia Capital (USA) Inc. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. Daiwa Securities America Inc.

Co-Managers:	BMO Capital Markets Corp.
ANZ Securities, Inc.
Mitsubishi UFJ Securities (USA), Inc.
BBVA Securities, Inc.
BNP Paribas Securities Corp.
CIBC World Markets Corp.
Mizuho Securities USA Inc.
RBC Capital Markets Corporation
BNY Capital Markets, Inc.
U.S. Bancorp Investments, Inc.
SG Americas Securities, LLC
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Deutsche Bank Securities Inc. and UBS Securities LLC can arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. at 1-800-503-4611 or calling UBS Securities LLC at 1-877-827-6444, Ext. 561-3884.